FOR IMMEDIATE RELEASE
NEWS
                                               Delta and Pine Land Company
                                               P.O. Box 157
                                               Scott, Mississippi 38772
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Contacts:
Investors                                      Financial Media
Tom Jagodinski                                 Keil Decker/Stephanie Pillersdorf
Delta and Pine Land Company                    Citigate Sard Verbinnen
(662) 742-4518                                 (212) 687-8080


                 DELTA AND PINE LAND COMPANY ANNOUNCES AGREEMENT
                        TO LICENSE SYNGENTA COTTON TRAITS


SCOTT, MS, August 24, 2004 -- Delta and Pine Land Company (NYSE: DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, and Syngenta (NYSE: SYT) today announced that D&PL has acquired licenses from Syngenta to deliver novel biotechnology products to cotton growers worldwide. The Company will host a conference call to discuss this transaction later today.

Under the agreements with Syngenta, D&PL obtains global licenses to develop and commercialize Syngenta's innovative insect resistance technology in cottonseed. In addition, D&PL obtained licenses to a wide range of other Syngenta enabling technologies that may be useful in developing valuable new products for use in cottonseed and soybean seed. In return for the licenses, D&PL will pay Syngenta approximately $47 million in installments due primarily over the next three years. Upon commercialization of products containing Syngenta traits, D&PL will receive 70% of the net licensing revenues related to the insect resistant traits covered by the agreements.

Tom Jagodinski, President and Chief Executive Officer, said, "This agreement with Syngenta represents another move forward within our technology strategy to provide increased value to farmers. Cotton producers count on D&PL genetics, and we have taken several steps in recent years to insure our varieties are paired with the best technologies. For some time, we have been working with Syngenta on a research basis and the potential of their technology to our customers and D&PL is clear. We are very pleased to be able to expand our relationship to offer Syngenta's excellent technology to our customers."


The first product to be commercialized under the agreements will be VipCot(TM), a novel insect control trait. Depending on the timing of regulatory approval, D&PL expects to have limited quantities of seed available as early as 2006. Subsequent varieties are expected to contain VipCot stacked with a herbicide tolerant trait and thereafter with another insect resistant gene.

D&PL's technology strategy is designed to offer a variety of technologies from multiple sources to farmers in the near-term and into the future. D&PL's commercial varieties currently contain Monsanto's Bollgard(R), Bollgard(R) II and Roundup Ready(R) traits. In addition, D&PL has incorporated Monsanto's Roundup Ready(R) Flex technology and Syngenta's VipCot traits into its research and testing programs. D&PL also continues to develop insect resistance, herbicide tolerant and nematode resistance traits for cotton through its joint venture with Verdia (now owned by DuPont).

2004 Earnings Impact
D&PL anticipates incurring a pre-tax charge of approximately $37.5 million for a write off of in-process research and development and related transaction expenses in the fourth quarter of 2004 related to the acquisition of these licenses. As a result of these charges, the prior guidance estimate for the fourth quarter should be adjusted to a fourth quarter loss of $0.68 to $0.72 cents per diluted share in 2004, compared to a loss of $0.25 in 2003. D&PL's previously announced 2004 annual earnings guidance of $0.67 to $0.75 per diluted share should be adjusted to an estimated income of $0.08 to $0.16 per diluted share for the entire year. This revised guidance also includes the impact of $0.19 to $0.21 per diluted share from expenses related to the Monsanto/Pharmacia litigation, which is unchanged from our previous guidance.

Conference Call
D&PL will hold a conference call with the investment community to review this announcement on Tuesday, August 24, 2004, at 10:00 a.m. ET/9:00 a.m. CT. The call can be accessed by dialing 800-374-0532 (International, 706-634-0148) and access code 9659709. Live audio of the conference call will also be accessible at www.vcall.com. The call will be available on the website for 90 days, and will also be available for replay from 11:00 a.m. ET/10:00 a.m. CT on Tuesday, August 24, 2004, through midnight, Tuesday, August 31, 2004, by dialing 800-642-1687 (International, 706-645-9291) and entering reservation number:
9659709.

About Delta and Pine Land Company
Delta and Pine Land Company is a leading commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed in the U.S. For more information, please refer to the Company's website at www.deltaandpine.com.
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Certain matters discussed in this release are "forward-looking statements,"
including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.